Exhibit 10.15

EMPLOYMENT AGREEMENT

This Agreement is made as of February 27, 2007 between Gannett Co., Inc., a Delaware corporation (“Gannett”), and Gracia C. Martore (“Martore”).

Martore has contributed substantially to the growth and success of Gannett. Gannett desires to retain Martore’s services as set forth in the Agreement and to provide the necessary consideration to assure such services.

Gannett and Martore therefore agree as follows:

1. Employment. Gannett hereby employs Martore as its Executive Vice President and Chief Financial Officer as of the date first set forth above, or thereafter in such other senior executive position as Gannett and Martore shall mutually agree upon. Martore hereby accepts the employment specified herein, agrees to perform, in good faith, the duties, consistent with her position, as assigned by Gannett’s Chief Executive Officer, abide by the terms and conditions described in this Agreement and to devote her full working time and best efforts to Gannett. These obligations shall not restrict Martore from engaging in customary activities as a director or trustee of other business or not-for-profit organizations so long as such activities, in the reasonable opinion of Gannett’s Chief Executive Officer, do not materially interfere with the performance of Martore’s responsibilities under this Agreement or create a real or apparent conflict of interests.

2. Term of Employment. The term of employment under this Agreement shall commence on the date set forth above and shall expire on December 31, 2009, provided that on December 31, 2007, and on each subsequent anniversary thereof, the term shall be deemed to have been extended by the parties for an additional one year period, until either party gives notice, not less than 90 days prior to December 31, 2007, or an anniversary thereof, of a decision not to extend for an additional one-year period.

3. Compensation. During the term of Martore’s employment, Gannett shall pay her a base salary at the rate of $700,000 per annum or such greater amount as the Executive Compensation Committee shall determine (“Base Salary”). Such Base Salary shall be payable in accordance with Gannett’s standard payroll practices for senior executives. Gannett may pay Martore a bonus in such amount and at such time or times as the Executive Compensation Committee shall determine.

4. Reimbursement for Expenses. Martore shall be expected to incur various reasonable business expenses customarily incurred by persons holding like positions, including but not limited to traveling, entertainment and similar expenses incurred for the benefit of Gannett. Gannett shall reimburse Martore for such expenses from time to time, at Martore’s request, and Martore shall account to Gannett for such expenses.

5. Termination of Agreement by Gannett.

(a) Gannett shall have the right to terminate this Agreement under the following circumstances:

(i) Upon the death of Martore.

(ii) Upon notice from Gannett to Martore in the event of an illness or other disability which has incapacitated her or can reasonably be expected to incapacitate her from performing her duties for six months as determined in good faith by Gannett.

(iii) For good cause upon notice from Gannett. For this purpose, “good cause” means (1) any intentional, non-incidental misappropriation of funds or property of Gannett by Martore; (2) unreasonable (and persistent) neglect or refusal by Martore to perform her duties as provided in Section 1 hereof and which she does not remedy within thirty days after receipt of written notice from Gannett; (3) the material breach by Martore of any provision of Sections 9 or 13 which she does not remedy within thirty days after receipt of written notice from Gannett; or (4) conviction of Martore of a felony.

(b) If this Agreement is terminated pursuant to Section 5(a) above, Martore’s rights and Gannett’s obligations hereunder shall forthwith terminate except as expressly provided in this Agreement.

(c) If this Agreement is terminated pursuant to Section 5(a)(i) hereof, (1) in addition to the proceeds from the life insurance policy referred to on Exhibit A hereto and any other benefits under the plans, programs, practices and policies relating to death as are applicable to Martore on the date of her death, Martore’s estate shall be entitled to receive a cash payment equal to two times the sum of (a) her Base Salary as in effect on the date of her death and (b) the greater of (i) her most recent annual bonus as of the date of her death or (ii) the average of her three most recent annual bonuses as of the date of her death, and (2) all stock options, restricted stock units and any time-based equity awards granted to Martore shall vest in full on the date of her death and the stock options and any stock appreciation rights granted on or after February 25, 2005 shall be exercisable by her estate, or by a person who acquires the right to exercise the stock options or stock appreciation rights by bequest or inheritance or by reason of her death, for the lesser of the remaining term thereof or three years. The cash payment described in clause (c)(1) is conditioned upon and subject to Martore’s estate or beneficiaries executing a valid release agreement in such form as Gannett may reasonably require with respect to claims which Martore or her estate or beneficiaries may have arising out of Martore’s employment (the “Release”) and shall be made to Martore’s estate in a lump sum within 30 days after Martore’s death if the Release has become effective and non-revocable or, if not made then, within seven (7) days after the Release has become effective and non-revocable.

(d) If this Agreement is terminated pursuant to Section 5(a)(ii) hereof, (1) in addition to any other benefits under the plans, programs, practices and policies relating to disability as are applicable to Martore as of the date her employment terminates (the “Termination Date”), Martore shall be entitled to receive a cash payment equal to two times the sum of (a) her Base Salary as in effect on the date her Termination Date and (b) the greater of (i) her most recent annual bonus as of the Termination Date or (ii) the average of her three most recent annual bonuses as of the Termination Date; provided, however, that if Martore’s condition at the time of her termination does not entitle her to disability income or to salary continuation payments from Gannett or from its insurer under the terms of the Gannett long-term disability plan, or any successor Gannett plan or policy in effect at the time of such disability, then subject to Section 20 of this Agreement, Gannett shall provide Martore with the disability income or salary continuation payments that would have been provided if she had qualified for them under such plan as of the Termination Date; and, provided further, that if and when Martore later becomes entitled to disability income or to salary continuation payments from Gannett or from its insurer under the terms of the Gannett long-term disability plan, or any successor Gannett plan or policy in effect at the time of such disability, the compensation payable to her hereunder shall be inclusive of any such disability income or salary continuation and shall not be in addition thereto; and (2) all stock options, restricted stock units and any time-based equity awards granted to Martore shall vest in full on the Termination Date and the stock options and any stock appreciation rights granted on or after February 25, 2005 shall be exercisable for the lesser of the remaining term thereof or three years. The cash payment described in clause (d)(1) is conditioned upon and subject to Martore or her representatives executing the Release and shall be made in a lump sum within 30 days after the Termination Date if the Release has become effective and non-revocable or, if not made then, within seven (7) days after the Release has become effective and non-revocable.

(e) Gannett may terminate Martore’s employment during the term of this Agreement for reasons other than those set forth in Section 5(a), subject to the applicable provisions of this Agreement that are intended to survive termination of employment.

6. Termination of Agreement by Martore. Martore shall have the right to terminate her employment under this Agreement for “good reason” upon 30 days’ notice to Gannett given within 90 days following the occurrence of any of the following events without her consent, each of which shall constitute a “good reason” for such termination; provided, that the events described in clauses (b), (d) and (e) below shall not constitute “good reason” if the event is remedied by Gannett within 30 days after receipt of notice given by Martore to Gannett specifying the event:

(a) Martore is not elected or retained as Executive Vice President and Chief Financial Officer (or such other senior executive position as Martore may have agreed to serve in).

(b) Gannett acts to materially reduce Martore’s duties and responsibilities hereunder.

(c) Martore is required to report to anyone other than Gannett’s Chief Executive Officer.

(d) Gannett acts to change the principal geographic location of the performance of Martore’s duties from the Washington, D.C. Metropolitan area.

(e) Gannett materially breaches this Agreement.

7. Consequence of Termination or Expiration of Agreement. If this Agreement is terminated by Martore for any reason other than pursuant to Section 6 hereof, or Martore’s term of employment expires by reason of Martore failing to extend it, Martore’s rights and Gannett’s obligations hereunder shall forthwith terminate except as expressly provided in this Agreement. If Martore’s employment is terminated by Martore pursuant to Section 6 hereof, or by Gannett for any reason other than the reasons specified in Section 5(a), or Martore’s term of employment expires by reason of Gannett failing to extend it and Martore ceases employment upon expiration of the term, and conditioned upon and subject to Martore executing the Release, the following shall apply:

(a) Martore shall be paid all earned but unpaid compensation, accrued vacation and accrued but unreimbursed expenses required to be reimbursed under this Agreement; and

(b) Gannett shall pay to Martore in a lump sum in cash within 30 days after the Termination Date if the Release has become effective and non-revocable or, if not made then, within seven (7) days after the Release has become effective and non-revocable, a cash severance payment equal to two (2) times the sum of (i) her Base Salary as in effect on the Termination Date and (ii) the greater of (A) her most recent annual bonus as of the Termination Date or (B) the average of her three most recent annual bonuses as of the Termination Date. If Martore is entitled to received a change in control payment under Section 10, the amount determined under this Section 7(b) shall be reduced (but not below zero) by the amount paid to Martore under Section 10; and

(c) All stock options, restricted stock units and any time-based equity awards granted to Martore shall vest in full on the Termination Date and the stock options and any stock appreciation rights granted on or after February 25, 2005 shall be exercisable for the lesser of the remaining term thereof or three years; and

(d) Within 30 days after the Termination Date if the Release has become effective and non-revocable or, if not made then, within seven (7) days after the Release has become effective and non-revocable, Martore shall receive a payout of her awards under Gannett’s Long Term Incentive Plan (“LTIP”) or any replacement plan or arrangement. The number of Performance Shares and the amount of Cash-Based Performance Units earned by Martore under the LTIP shall be determined as if Gannett’s performance for the Performance Period was at the Threshold Performance Level for the entire Performance Period (as such capitalized terms are defined under the LTIP); and

(e) Martore shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payments hereunder be subject to offset in respect of any claims which Gannett may have against Martore, nor shall the amount of any payment or benefit provided for in this Section 7 be reduced by any compensation earned as a result of Martore’s employment with another employer.

8. Miscellaneous Additional Benefits.

(a) Active Employment Benefits. Martore shall be entitled to receive during her period of active full-time employment with Gannett the following benefits:

(i) Customary Executive Benefits. All benefits, facilities or privileges, in comparable amounts and under comparable terms and conditions, as are made available during such period to any other senior executive of Gannett other than sign-on bonuses and similar one-time benefits.

(ii) Stock Options and Restricted Stock Units. All Gannett stock options, restricted stock units and any time-based equity awards granted to Martore on or after February 25, 2005 shall become fully vested within four years from the date of grant and, with respect to a termination of her employment for any reason other than for good cause as defined in Section 5(a)(iii), shall vest in full on the Termination Date, and the stock options and any stock appreciation rights shall be exercisable for the lesser of the remaining term thereof or three years.

(b) Post-Employment Benefits. After Martore ceases full-time active employment for any reason other than good cause as defined in Section 5(a)(iii), she shall receive all benefits afforded to other retired executive officers generally, as described in Exhibit A to this Agreement as such Exhibit A may be revised from time to time.

(c) Retirement Plan Credit. If Martore’s employment with Gannett terminates before October 1, 2011 (the first day of the month following Martore’s 60th birthday), Martore shall receive additional service credit for purposes of calculating Martore’s benefit under the Gannett Supplemental Retirement Plan, or a similar plan adopted to replace such plan (the “SERP”), equal to the difference between 55 months and the number of full months of service credited to Martore between February 27, 2007 and the Termination Date. In the event that the preceding sentence results in Martore being credited with service for a period of time after the Termination Date, benefits under the SERP shall be calculated as of the Termination Date by: (i) assuming that Martore continued employment for the period of time for which she is granted additional service credit; (ii) assuming Martore’s age on the Termination Date is 60, and (iii) assuming Martore’s annual compensation for such period of additional service credit is equal to Martore’s annual Base Salary then in effect and the greater of (A) her most recent annual bonus as of the Termination Date or (B) the average of her three most recent annual bonuses as of the Termination Date. Nothing herein shall be construed to change the date when Martore’s SERP benefit will commence, which shall be governed by the terms of the SERP.

Notwithstanding the foregoing, in the event that Martore’s employment is terminated pursuant to Section 5(a)(i) or 5(a)(iii) above or by Martore for any reason other than those set forth in Section 6 above, or Martore’s term of employment expires by reason of Martore failing to extend it, then Martore will not be credited with any additional service beyond the Termination Date.

9. Restrictive Covenant.

(a) Martore agrees that (i) during the period of her employment hereunder and (ii) provided that Martore has received the payment under Section 5(d) or Sections 7(b) and 7(d), or if Martore is terminated for good cause as defined in Section 5(a)(iii), for a period of two (2) years after she ceases employment, she will not, without the written consent of Gannett, seek or obtain a position with a Competitor (as defined below) in which Martore will use or is likely to use any confidential information or trade secrets of Gannett, or in which Martore has duties for such Competitor within the United States that involve Competitive Services (as defined below) and that are the same or similar to those services actually performed by Martore for Gannett. The parties agree that Martore may continue to serve on any boards of directors on which she is serving while employed by Gannett.

(b) Martore understands and agrees that the relationship between Gannett and each of its employees constitutes a valuable asset of Gannett and may not be converted to Martore’s own use. Accordingly, Martore hereby agrees that (i) during the period of her employment hereunder and (ii) for a period of six months after she ceases employment, Martore shall not directly or indirectly, on her own behalf or on behalf of another person, solicit or induce any employee to terminate his or her employment relationship with Gannett or any affiliate of Gannett or to enter into employment with another person. The foregoing shall not apply to employees who respond to solicitations of employment directed to the general public or who seek employment at their own initiative.

(c) For the purposes of this Section 9, “Competitive Services” means the provision of goods or services that are competitive with any goods or services offered by Gannett as of the date of this Agreement, including, but not limited to newspapers, non-daily publications, television, radio, cable, Internet, and other news and information services, and “Competitor” means any individual or any entity or enterprise engaged, wholly or in part, in Competitive Services. The parties acknowledge that Gannett may from time to time during the term of this Agreement change or increase the line of goods or services it provides, and Martore agrees to amend this Agreement from time to time to include such different or additional goods and services to the definition of “Competitive Services” for purposes of this Section 9.

(d) Martore agrees that due to her position of trust and confidence the restrictions contained in this Section 9 are reasonable, and the benefits conferred on her in this Agreement, including her compensation, are adequate consideration, and since the nature of Gannett’s business is national in scope, the geographic restriction herein is reasonable.

(e) Martore acknowledges that a breach of this Section 9 will cause irreparable injury and damage, which cannot be reasonably or adequately compensated by money damages. Accordingly, she acknowledges that the remedies of injunction and specific performance shall be available in the event of such a breach, and Gannett shall be entitled to money damages, costs and attorneys’ fees, and other legal or equitable remedies, including an injunction pending trial, without the posting of bond or other security. Any period of restriction set forth in this Section 9 shall be extended for a period of time equal to the duration of any breach or violation thereof.

(f) In the event of Martore’s breach of this Section 9, in addition to the injunctive relief described above, Gannett’s remedy shall include (i) the right to require Martore to account for and pay over to Gannett all compensation, profits, monies, accruals, increments or other benefits derived or received by Martore as the result of any transactions constituting a breach of the restrictive covenants in this Section 9, and (ii) in the case of a breach during the term of Martore’s employment hereunder, the termination of all compensation otherwise payable to Martore under Sections 3 and 4 with respect to the period of time after such breach, or (iii) in the case of a breach during the period described in Section 9(a)(ii) or 9(b)(ii) above, the forfeiture to Gannett of any payment made under Section 5(d) or Section 7(b) and 7(d) herein.

(g) In the event that any provision of this Section 9 is held to be in any respect an unreasonable restriction, then the court so holding may modify the terms thereof, including the period of time during which it operates or the geographic area to which it applies, or effect any other change to the extent necessary to render this Section 9 enforceable, it being acknowledged by the parties that the representations and covenants set forth herein are of the essence of this Agreement.

10. Change in Control. Upon a change in control, as defined below, Martore shall receive the greater of (i) any compensation and/or other benefits that become due under the Gannett Transitional Compensation Plan, or (ii) any compensation and/or other benefits that become due under this Agreement, but not both. For purposes of this Agreement, the term “change in control” has the same meaning given it under the Transitional Compensation Plan (or any successor plan).

11. Certain Additional Payments by Gannett.

(a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by Gannett to or for the benefit of Martore, whether paid or payable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 11 (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (“Code”) or similar section (provided that Section 409A of the Code shall not be treated as a similar section), or any interest or penalties are incurred by Martore with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Martore shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Martore of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and any Excise Tax imposed upon the Gross-Up Payment, Martore retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. It is the intention of the parties that Gannett provide Martore with a full tax gross-up under the provisions of this Section 11(a) so that on a net after-tax basis, the result to Martore shall be the same as if the Excise Tax had not been imposed on a Payment. See Section 13(b) of the Transitional Compensation Plan for the reduction (if any, but not below zero) of any compensation and benefits to which Martore is entitled to receive under the terms of the Transitional Compensation Plan by any severance compensation and benefits received by Martore under the terms of this Agreement.

(b) All determinations required to be made under this Section 11 (including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination) shall be made by the nationally recognized accounting firm serving as Gannett’s independent accounting firm (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations to both Gannett and Martore within 10 business days of Gannett’s receipt of notice from Martore that there has been a Payment or at such earlier time as is requested by Gannett. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the change in control, Martore may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by Gannett. Any Gross-Up Payment, as determined pursuant to Section 11(a), shall be paid by Gannett to Martore within 5 days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon Gannett and Martore.

(c) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by Gannett should have been made (the “Underpayment”) or that Gross-Up

Payments will have been made that should not have been made (“Overpayments”), consistent with the calculations required to be made hereunder. In the event Martore thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Gannett to or for the benefit of Martore. If the Accounting Firm shall determine that an Overpayment has been made, Martore shall promptly repay the amount of the Overpayment to Gannett.

12. Legal Expenses and Interest. If, with respect to any alleged failure by Gannett to comply with any of the terms of this Agreement, Martore hires legal counsel with respect to this Agreement or institutes any negotiations or institutes or responds to legal action to assert or defend the validity of, enforce her rights under, or recover damages for breach of this Agreement and thereafter Gannett is found in a judgment no longer subject to review or appeal to have breached this Agreement in any material respect, then Gannett shall indemnify Martore for her actual expenses for attorneys’ fees and disbursements, together with such additional payments, if any, as may be necessary so that the net after-tax payments to Martore equal such fees and disbursements.

13. Trade Secrets and Confidential Information. Martore agrees that unless duly authorized in writing by Gannett, she will neither during her employment by Gannett nor at any time thereafter divulge or use in connection with any business activity other than that of Gannett any trade secrets or confidential information first acquired by her during and by virtue of her employment with Gannett.

14. Funding. Gannett may in its discretion establish a trust to fund any of the payments which are or may become payable to Martore under this Agreement.

15. Notice. Any and all notices referred to herein shall be sufficient if furnished in writing and sent by registered mail to the parties.

16. Transferability. The rights, benefits and obligations of Gannett under this Agreement shall be transferable, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by or against, its successors and assigns. Whenever the term “Gannett” is used in this Agreement, such term shall mean and include Gannett Co., Inc. and its successors and assigns. The rights and benefits of Martore under this Agreement shall not be transferable other than rights to property or compensation that may pass on her death to her estate or beneficiaries through her will or the laws of descent and distribution and the terms of any Gannett compensation or benefit plan.

17. Severability. If any provision of this Agreement or the application thereof is held invalid or unenforceable, the invalidity or unenforceability thereof shall not affect any other provisions of this Agreement which can be given effect without the invalid or unenforceable provision, and to this end the provisions of this Agreement are to be severable.

18. Amendment; Waiver. This Agreement contains the entire agreement of the parties with respect to the employment of Martore by Gannett and upon execution of this Agreement supersedes the Employment Agreement dated as of February 25, 2005, between Gannett and Martore. No amendment or modification of this Agreement shall be valid unless evidenced by a written instrument executed by the parties hereto. No waiver by either party of any breach by the other party of any provision or conditions of this Agreement shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

19. Tax Withholding. Gannett may withhold from any payments due to Martore hereunder, such amounts as its independent public accountants may determine are required to be withheld under applicable federal, state and local tax laws.

20. Section 409A. The parties intend this Agreement to be governed by and subject to the requirements of Section 409A of the Code, as amended, and the Treasury Department regulations and other authoritative guidance issued thereunder, and shall be interpreted and administered in accordance with the intent that Martore not be subject to tax under Section 409A of the Code (to the extent such rules are applicable to payments or benefits under this Agreement). If any provision of the Agreement would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict. Notwithstanding anything to the contrary contained herein, in the event that Gannett determines that payments or benefits under this Agreement would otherwise be subject to tax under Section 409A of the Code, such payments or benefits shall not commence until six months after the Termination Date (or, if earlier, the date Martore dies or becomes “disabled” as defined in Section 409A of the Code).

21. Reimbursement of Compensation in Restatement Situations. Gannett will, to the extent permitted or required by governing law, require reimbursement of any bonus paid to Martore after the date hereof where (a) the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement of financial statements, (b) the Board of Directors determines that Martore engaged in misconduct that caused or partially caused the need for the restatement, and (c) a lower payment would have been made to Martore based upon the restated financial results. In each such instance, Gannett will seek to recover Martore’s entire annual bonus for the relevant period, plus a reasonable rate of interest. Gannett and Martore acknowledge that additional reimbursements may be required under these or similar circumstances pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, as amended.

22. Governing Law. This Agreement shall be governed by and construed under and in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

GANNETT CO., INC.

By:	/s/ Craig A. Dubow
Craig A. Dubow
Chairman, President & CEO

/s/ Gracia C. Martore
Gracia C. Martore

Agreed on behalf of the

Executive Compensation Committee

/s/ Duncan M. McFarland
Duncan M. McFarland
Chair

Exhibit A

EXECUTIVE RETIREMENT BENEFITS APPLICABLE TO CURRENT MEMBERS OF THE GANNETT MANAGEMENT COMMITTEE*

Life Insurance: Active GMC members own a whole life insurance policy in an amount equal to 2 times salary and last bonus plus $200,000. The Company will pay the policy premium in full by age 65. Upon retirement, the policy’s face amount reduces 10%, and 10% each year thereafter, to a minimum benefit of $350,000.

Travel Accident Insurance: If a retired GMC member is asked to represent Gannett at a function or event and receives prior approval from the then-current CEO, travel accident insurance coverage of $1,000,000 will be provided while on business travel status.

Health Insurance: Active GMC members receive supplemental health coverage with a maximum annual family benefit of $25,000. (This is in addition to the regular employee health insurance coverage.) Upon retirement, and prior to eligibility for Medicare, Gannett will provide health insurance coverage under Gannett’s retiree medical policy and in accordance with the policy’s contribution schedule. The maximum annual benefit under the supplemental health coverage remains unchanged upon retirement. Upon death, the maximum annual family benefit for eligible dependents becomes $12,500 per year for life.

Company Automobile: Upon retirement, the company automobile is offered to a GMC member at the fair market value.

Legal and Financial Services: Upon retirement, this benefit ceases on April 15 of the year of retirement or the year following retirement, depending on the actual retirement date.

Gannett Foundation: The Company will cause the Gannett Foundation to allocate the sum of $20,000 of Foundation funds annually to active and retired GMC members for the purpose of making grants at the direction of the GMC member outside of the Foundation’s normal grant solicitation process, subject to the general grantmaking guidelines of the Foundation and all applicable legal restrictions, including those pertaining to private foundations under the Internal Revenue Code.

* Gannett reserves the right, in its sole discretion, to amend or terminate these benefits from time-to-time, provided that any changes made with respect to the benefits provided to Executive shall also apply to similarly situated Gannett executives.